Exhibit 99.1

Editorial Contact:	Investor Contact:
Shawn Wolfe	Jane Underwood
shawn_wolfe@securecomputing.com	jane_underwood@securecomputing.com
408-979-6165	408-979-6186

Secure Computing Names Daniel Ryan as Interim CEO

SAN JOSE, Calif., April 23, 2008 – Secure Computing Corporation (Nasdaq: SCUR), a leading enterprise gateway security company, today announced that its Board of Directors has named Daniel Ryan to serve as the company's interim Chief Executive Officer. Mr. Ryan, who became Secure’s President and Chief Operating Officer in August 2007, was also appointed to serve as a member of the Secure Computing Board of Directors.

Richard Scott, who has been a Secure board member since January 2006, was appointed as Secure’s Chairman of the Board. Mr. Scott, who was a board member of CyberGuard Corporation from April 2004 to Secure’s acquisition of CyberGuard in January 2006, is currently Chairman and Chief Executive Officer of Richard L. Scott Investments, LLC, a private investment company.

John McNulty, who has served as Chairman of the Board and Chief Executive Officer since 1999, will continue as a member of the board.

“I am excited to be leading Secure’s senior management team, and working closely with the board to drive the future success of the company,” said Mr. Ryan.

“The Board of Directors has initiated an outside search for a new Chief Executive Officer, and it views Dan Ryan as a candidate for the permanent role,” said Mr. Scott.

Mr. Scott added, “On behalf of the Board of Directors, I would like to thank John for the tremendous amount of dedication and hard work in transforming Secure Computing into a leading enterprise gateway security company. We look forward to John’s valuable contributions and continued service as an active member of the board.”

“Dan brings strong execution skills, a proven ability to lead top performing teams and an excellent track record,” said Mr. McNulty. “I am very enthusiastic about Dan’s ability to lead our team and drive the future success of the company.”

About Secure Computing

Secure Computing Corporation (NASDAQ:SCUR), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half the Fortune 50 and Fortune 500 are part of our more than 22,000 global customers, supported by a worldwide network of more than 2,000 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com.

This release contains forward-looking statements and projections that involve risks and uncertainties, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. Examples of those risks and uncertainties include the risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.